Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact: Brad Pogalz (952) 887-3753

Donaldson Company Increases Quarterly Cash Dividend

MINNEAPOLIS (May 25, 2016) — Donaldson Company, Inc. (NYSE: DCI) today announced that its Board of Directors declared a regular cash dividend of 17.5 cents per share, an increase of 2.9 percent from the prior quarterly cash dividend of 17 cents per share. This dividend is payable June 29, 2016, to shareholders of record as of June 10, 2016. The current declaration is the 243rd consecutive quarterly cash dividend paid by the Company over a time span of 60 years.

About Donaldson Company

Founded in 1915, Donaldson (NYSE: DCI) is a global leader in the filtration industry with approximately 140 sales, manufacturing and distribution locations in 44 countries. Donaldson’s innovative filtration technologies improve people’s lives, enhance Customers’ equipment performance and protect the environment. For more information, visit www.Donaldson.com.

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